FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-190246-14

The Information in this free writing prospectus is not complete and may be amended prior to the time of sale. This free writing prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

THIS FREE WRITING PROSPECTUS, DATED JUNE 3, 2015, MAY BE AMENDED OR COMPLETED PRIOR TO TIME OF SALE

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-190246) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 400-7834 or by emailing cmbs-prospectus@jpmorgan.com.

SUPPLEMENT TO FREE WRITING PROSPECTUS DATED MAY 29, 2015

$829,499,000 (Approximate)

JPMBB Commercial Mortgage Securities Trust 2015-C29

Issuing Entity

J.P. Morgan Chase Commercial Mortgage Securities Corp.

Depositor

JPMorgan Chase Bank, National Association

Barclays Bank PLC

RAIT Funding, LLC

Redwood Commercial Mortgage Corporation

Starwood Mortgage Funding II LLC

Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2015-C29

J.P. Morgan	Barclays
Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner

Drexel Hamilton

Co-Manager

The information in this Supplement to Free Writing Prospectus (this “Supplement”) clarifies, updates and/or modifies the information contained in the free writing prospectus, dated May 29, 2015 (the “Free Writing Prospectus”), and the structural and collateral term sheet, dated May 29, 2015 (the “Term Sheet” and, together with the Free Writing Prospectus, the “Transaction Free Writing Prospectus”). Capitalized terms used in this Supplement but not defined in this Supplement will have the meanings ascribed to them in the Free Writing Prospectus. In all other respects, except as modified below, the Free Writing Prospectus remains unmodified.

Collateral Updates:

(1)    With respect to the heading entitled “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”, the first bullet point of the third paragraph is replaced in its entirety with the following: Twenty-three (23) Mortgaged Properties identified as “One City Centre”, “400 Poydras”, “Little Palm Island Resort”, “Downtown Seaside”, “Sedano's Plaza Lakes on the Green”, “JAGR Portfolio – Hilton Jackson”, “Springhill Suites Charleston”, “Hampton Inn Jacksonville”, “Fairfield Inn Destin”, “Cole IV Retail Portfolio – Pool II – East Manchester Village Centre”, “Campus View Apartments”, “Park Centre Commons”, “Windwood Centre”, “JAGR Portfolio – Doubletree Annapolis”, “Alore Center”, “Plantation Corporate Center”, “Cole IV Retail Portfolio – Pool II – Target Center”, “Rockmead Professional Center”, “Simply Self Storage Portfolio (FL & GA) – Assured Self Storage”, “Walgreen's – Brunswick”, “AAA Storage City”, “Simply Self Storage Portfolio (FL & GA) – Preakness Self Storage” and “Simply Self Storage Portfolio (FL & GA) – United Self Storage” on Annex A-1 to this free writing prospectus, securing or partially securing nineteen (19) mortgage loans representing approximately 31.6% of the Initial Pool Balance by allocated loan amount, are located in coastal areas in states or territories more susceptible to hurricanes.

(2)    With respect to “Annex A-1—Certain Characteristics of the Mortgage Loans and Mortgaged Properties” under column heading “Lease Expiration”, the lease expiration date with respect to the mortgage loans identified as “CVS - Fair Oaks” and “CVS – Hutto” is replaced with 1/31/2040.

(3)    With respect to “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties—Redwood Commercial Mortgage Corporation” the following exception is added:

33	DoubleTree - Carson (Loan No. 15)	(Single-Purpose Entity) – A non-consolidation opinion was not delivered at origination with respect to the Mortgage Loan.

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